UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Barbour, Charles A.
   800 Delaware Avenue
   Buffalo, NY  14209
2. Issuer Name and Ticker or Trading Symbol
   Computer Task Group, Incorporated
   TSK
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   01/31/98
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |1/12/9|M   | |3750              |A  |$4.8125    |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |1/12/9|M   | |5000              |A  |$3.50      |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |1/12/9|M   | |2150              |A  |$4.00      |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |1/12/9|M   | |250               |A  |$3.75      |13,100             |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |$4.8125 |1/12/|M   | |3750       |D  |1    |1    |Common Stock|3750   |       |            |   |            |
(right to buy)        |        |98   |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Stock Option |$3.50   |1/12/|M   | |5000       |D  |2    |2    |Common Stock|5000   |       |            |   |            |
(right to buy)        |        |98   |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Stock Option |$4.00   |1/12/|M   | |2150       |D  |3    |3    |Common Stock|2150   |       |            |   |            |
(right to buy)        |        |98   |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Stock Option |$3.75   |1/12/|M   | |250        |D  |4    |4    |Common Stock|250    |       |61,250      |D  |            |
(right to buy)        |        |98   |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. Option became exercisable on 2/2/96 and expired on 2/2/2002.
2. Option became exercisable on 11/2/94 and expired on 11/2/2000.
3. Option became exercisable on 3/25/95 and expired on 3/25/2001.
4. Option became exercisable on 4/28/94 and expired on 4/28/2000.
SIGNATURE OF REPORTING PERSON
Peter P. Radetich attorney for Charles A. Barbour
DATE
2/6/98